SCHEDULE 14A

                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X] Preliminary Proxy Statement             [ ] Confidential,
                                                for Use of the Commission Only

[ ] Definitive Proxy Statement (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Additional  Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             TALK VISUAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

               -------------------------------------------------
     Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]    No fee required.
[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        1) Title of each class of securities to which transaction applies:

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        2) Aggregate number of securities to which transaction applies:

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        3) Per unit  price or other  underlying  value of  transaction  computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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        4) Proposed maximum aggregate value of transaction:

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        5) Total fee paid:

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

[ ]     Fee paid previously with preliminary materials.

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[ ]     Check box if any part of the fee  is offset as  provided by Exchange Act
        Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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        1) Amount Previously Paid:

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        2) Form, Schedule or Registration Statement No.:

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        3) Filing party:

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        4) Date Filed:

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                                       2

                             TALK VISUAL CORPORATION
                                 -------------
                    Notice of Annual Meeting of Stockholders
                           to be held August 13, 2003
                              --------------------


                                                            Miami, Florida
                                                            June 30, 2003

To the Holders of Common Stock
  of TALK VISUAL CORPORATION

                  The Annual Meeting of the Stockholders of TALK VISUAL CORPORATION will be held at 3550 Biscayne Blvd, Suite 704, Miami, Florida, on Wednesday, August 13, 2003 at 10:00 A.M., local time, for the following purposes, as more fully described in the accompanying Proxy Statement:

                  1. to elect directors of the Company for the ensuing year;

                  2. to approve the re-appointment of Kaufman Rossin & Co., P.A. to serve as the Company's independent auditors for the Company's fiscal year ending December 31, 2003;

                  3. to approve an amendment to the Company's 1995 Stock Option/ Stock Issuance Plan to increase the number of common shares available for issuance by an additional 15,000,000;

                  4. to approve an amendment to the Company's Amended and Restated Articles of Incorporation that will change the name of the Company from Talk Visual Corporation to TVC Telecom; and

                  5. to transact such other business as may properly come before the Meeting or any adjournment or postponements thereof as well as on matters related to the conduct of the Meeting.

                  The close of business on June 19, 2003 has been fixed by the Board of Directors as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting.

                       By Order of the Board of Directors,


                       /s/ Clinton H. Snyder
                      ---------------------------
                           Secretary

                  You are cordially invited to attend the Meeting in person. If you do not expect to be present, please mark, sign and date the enclosed form of Proxy and mail it in the enclosed return envelope, which requires no postage if mailed in the United States, so that your vote can be recorded.

                                 PROXY STATEMENT


This Proxy Statement, which will be mailed commencing on or about June 30, 2003 to the persons entitled to receive the accompanying Notice of Annual Meeting of Stockholders, is provided in connection with the solicitation of Proxies on behalf of the Board of Directors of Talk Visual Corporation (the "Company") for use at the 2003 Annual Meeting of Stockholders (the "Meeting") to be held on August 13, 2003, and at any adjournment or adjournments thereof, for the purposes set forth in such Notice. The Company's executive office is located at 3550 Biscayne Blvd., Suite 704, Miami, Florida 33137.

Any Proxy may be revoked at any time before it is exercised. The casting of a ballot at the Meeting by a stockholder who may theretofore have given a Proxy or the subsequent delivery of a Proxy will have the effect of revoking the initial Proxy.

At the close of business on June 19, 2003, the record date stated in the accompanying Notice, the Company had outstanding 148,725,141 shares of common stock, $.001 par value ("Common Stock"), each of which is entitled to one vote with respect to each matter to be voted on at the Meeting.

Directors are elected by plurality vote and therefore, abstentions and broker non-votes (as hereinafter defined), will have no effect on the outcome of this vote. Adoption of Proposal II will require the affirmative vote of a majority of the outstanding shares of Common Stock and adoption of Proposals III and IV will require the affirmative vote of a majority of the shares of Common Stock present and voting thereon at the Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum. For the purpose of determining the vote required for approval of Proposal II, abstentions and broker non-votes will have the same effect as a vote against the matter. For the purpose of determining the vote required for approval of Proposals III and IV, shares of Common Stock held by stockholders who abstain from voting will be treated as being "present" and "entitled to vote" on the matter and, thus, an abstention has the same legal effect as a vote against the matter. However, in the case of a broker non-vote or where a stockholder withholds authority from his Proxy to vote the Proxy as to Proposal III and IV, such shares will not be treated as "present" and "entitled to vote" on the matter and, thus, a broker non-vote or the withholding of a Proxy's authority will have no effect on the outcome of the vote on the matter. A "broker non-vote" refers to shares of Common Stock represented at the Meeting in person or by proxy by a broker or nominee where such broker or nominee (i) has not received voting instructions on a particular matter from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have discretionary voting power on such matter.


                            I. ELECTION OF DIRECTORS

Four directors will be elected at the Annual Meeting of Stockholders to be held on August 13, 2003, each to serve until the 2004 Annual Meeting of Stockholders or until a successor shall have been chosen and qualified. It is the intention of each of the persons named in the accompanying form of Proxy to vote the shares of Common Stock represented thereby in favor of the nominees listed in the following table, unless otherwise instructed in such Proxy. All of such nominees are presently serving as directors. In case any of the nominees is unable or declines to serve, such persons reserve the right to vote the shares of Common Stock represented by such Proxy for another person duly nominated by the Board of Directors in such nominee's stead. The Board of Directors has no reason to believe that the nominees named will be unable or will decline to serve.

Certain information concerning the nominees for election as directors is set forth below. Such information was furnished by them to the Company.

Name and Certain Biographical Information
-----------------------------------------

CLINTON H. SNYDER -- Age 48, has been a Director of the Company since June 2000 and served as Chief Financial Officer of the Company from November 1998 to January 2002. From 1975 to 1982 he served as auditor and business consultant with the public accounting firm of Stegman & Associates. From 1982 to 1985 he served as Finance Officer for a multi-national construction products and real estate development firm in Baltimore, Maryland. From 1985 to 1990 he served as Executive Officer for Finance and Administration with North American Beauty Services, Inc., a wholesale and retail distributor of beauty products. From 1990 to 1992, he served as Vice President of Finance for Innovative Telecom Company, Inc., a telecommunications provider. From 1992 to 1998, he served as a business consultant, financial and tax strategist for companies throughout the New England area. Mr. Snyder is currently the Secretary and Chief Financial Officer of Global Entertainment Holdings/Equities, Inc.

HARLEY L. ROLLINS - Age 31, has served as Chairman of the Company since June 2002. Mr. Rollins has also served as a director, President and Chief Executive Officer since February 2002 as well as Chief Financial Officer of the Company since January 2002. From 1993 to 1995 he worked as an auditor and tax associate for Deloitte and Touche LLP. From 1995 to 1996, Mr. Rollins served as Director of Finance and SEC Reporting at TresCom International, Inc., a publicly-traded international telecommunications company. From August 1996 to May 1997, Mr. Rollins was the Director of Finance, Treasury and External Reporting for US One Communications Corporation, a competitive local exchange carrier. From May 1997 to March 2001, Mr. Rollins served as Chief Financial Officer of Technology Control Services, Inc. (TCS), a telecommunications software provider. During his tenure at TCS, Mr. Rollins also served as Managing Director of Interglobe Telecommunications, Ltd., a London, England based telecommunications provider. Mr. Rollins holds a B.A. in Business Administration and a Masters in Accountancy from the University of Georgia.

JOSEPH A. GUZMAN - Age 47, has served as a director of the Company since May 2002. From 1981 to 1998 Mr. Guzman worked with AT&T in a variety of positions from account executive to Vice President of Field Operations for AT&T's Latin America & Caribbean Communications Services Group. From 1998 to November 2001, Mr. Guzman worked with Global Crossings, Inc. most recently as the Chief Operating Officer for Global Crossing's Latin America Division. Mr. Guzman has served in the California Air National Guard and holds a B.S. in Finance from California State University at Hayward.

RODNEY W. STURM - Age 62, has served as a director of the Company since July 2002. From 1966 to 1996 he worked with AT&T in a variety of positions including Director of International Marketing of AT&T's International Communications Group and Chairman and Chief Executive Officer of AT&T Puerto Rico and AT&T Virgin Islands. From 1996 to 2002, Mr. Sturm served as President of the Sigma Group, a consulting firm focused on strategic development and deployment within the telecommunication industry. Mr. Sturm has served as a director for several public companies and holds a B.S. in Industrial Engineering from the University of Illinois and an M.S. in Management from the Stanford Graduate School of Business.

During the fiscal year ended December 31, 2002, the Board of Directors of the Company met seven times. The Board members, during their term in 2002, attended at least 75% of the meetings of the Board of Directors and meetings of any committees of the Board of Directors on which such person served which were held during the time that such person served. Eugene A. Rosov resigned from the Board of Directors on February 12, 2002. Michael J. Zwebner resigned from the Board of Directors and as Chairman of the Board on June 20, 2002. Alexander Walker, Jr. did not stand for re-election as a director of the Company in August 2002. Andrew Silber resigned from the Board of Directors on February 28, 2003.

Committees of the Board of Directors
------------------------------------

The Board of Directors has established an Audit Committee and a Compensation Committee. The members of the Audit Committee as appointed are Rodney W. Sturm, Clinton H. Snyder and Joseph A. Guzman. During the fiscal year ended December 31, 2002, the Audit Committee, comprised of Eugene A. Rosov (resigned February 12, 2002), Alexander Walker Jr. (resigned from Committee March 19, 2002) and Mr. Snyder, met on one occasion. During the fiscal year ended December 31, 2002, the Audit Committee, comprised of Mr. Sturm, Mr. Guzman and Mr. Snyder, met on one occasion. The Audit Committee is responsible for reviewing financial statements, consulting with the independent auditors concerning the Company's financial statements, accounting and financial policies and internal controls and reviewing the scope of the independent auditors' activities and fees.

The members of the Compensation Committee as appointed are Messrs. Sturm, Snyder and Guzman. During the fiscal year ended December 31, 2002, the Compensation Committee, comprised of Michael J. Zwebner (resigned June 20, 2002), Mr. Rosov (resigned February 12, 2002) and Curtis T. Orgle (resigned March 19, 2002), met on one occasion. During the fiscal year ended December 31, 2002, the Compensation Committee, comprised of Mr. Sturm, Mr. Guzman and Mr. Snyder met on one occasion. The Compensation Committee reviews and makes recommendations to the Board of Directors with respect to the compensation of all officers of the Company and issuances of equity securities and options of the Company to directors, officers, employees and consultants of the Company.

Audit Committee Report
----------------------

Report of the Audit Committee

To the Board of Directors of Talk Visual Corporation:

We have reviewed and discussed with management the Company's audited consolidated financial statements as of and for the fiscal year ended December 31, 2002. We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61. We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, as may be modified or amended, and have discussed with the auditors their independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the consolidated financial statements referred to above be included in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002.


Rodney W. Sturm
Clinton H. Snyder
Joseph A. Guzman

Compensation of Directors
-------------------------

The Company does not have an established compensation plan pursuant to which its directors are compensated for any services provided as a director. However, the Compensation Committee can determine appropriate compensation for directors who are not current employees of the Company ("Non-Employee Directors"). In a meeting held on June 20, 2002, the Compensation Committee recommended and the Board of Directors approved that Non-Employee Directors elected for the term beginning on August 12, 2002 are entitled to receive 150,000 shares of the Company's common stock as compensation for services provided as a director.

Compensation of Executives
--------------------------

The following table sets forth certain summary information concerning compensation paid or accrued by the Company on behalf of (i) the Chief Executive Officer and (ii) the other most highly compensated executive officers of the Company whose total annual salary and bonus for fiscal year 2002 exceeded $100,000 (the "Named Executive Officers") with respect to services rendered by such persons to the Company and its subsidiaries for each of the fiscal years ended December 31, 2002, 2001 and 2000:

                           Summary Compensation Table
                           --------------------------
                                                                                      Long-Term Compensation
                                                                       Other Annual           Awards
                                                     Salary            Compensation      ---Securities---
Name and Principal Position            Year            ($)                 ($)          Underlying Options (#)
---------------------------           ------        ---------        ---------------  ------------------------
Harley L. Rollins                      2002         $ 102,916              --              6,916,600
   Chairman of the Board of            2001              --                --                   --
   Directors,  Chief Executive         2000              --                --                   --
   Officer and President

Michael J. Zwebner                     2002              --                --                   --
   Former Chairman of the              2001              --           $ 120,000(2)         4,000,000(3)
   Board of Directors                  2000              --           $ 120,000(2)              --

Eugene A. Rosov (4)                    2002         $  41,538              --                   --
   Former Chief Executive              2001         $ 200,000         $  40,467(5)         3,000,000(6)
   Officer, Former President           2000         $ 150,000              --                   --
   and Former Director

Clinton H. Snyder, CPA (7)             2002         $  15,231              --                   --
   Director, Secretary and             2001         $ 132,000         $  26,000(8)         3,000,000(9)
   Former Chief Financial Officer      2000         $ 120,000              --                   --

Pedro Sanchez (10)                     2002         $  11,700              --                   --
   Former Chief Technical              2001         $ 104,250              --                500,000(11)
   Officer                             2000         $  59,846              --                   --

Andrew Silber (12)                     2002         $ 103,653              --              5,000,000(13)
   Former Director of Sales and        2001         $  14,835              --                   --
   Former Director                     2000              --                --                   --

1. As part of Mr. Rollins employment agreement, our Board authorized the purchase of 1,666,600 restricted shares of Common Stock at a price of $0.000001 per share. In June 2002 the Board granted Mr. Rollins options to purchase 5,250,000 shares of our common stock; however, these options expired on June 30, 2003 due to shareholder rejection of management's request to increase the shares available for issuance under the employee stock option plan.
2. Mr. Zwebner's compensation was paid under a contract with Overseas Communication, Ltd., an Israeli company of which Mr. Zwebner is a principal. For 2001, $90,000 of this amount was paid by the issuance of 2,482,759 shares of common stock at $0.036 per share on December 21, 2001, and for 2000, $100,000 of this amount was paid by the issuance of 1,828,989 shares of Common Stock at $0.0547 per share on November 4, 1999. Mr. Zwebner resigned as our Chairman of the Board and as an officer on June 20, 2002.
3. In December 2001, the Board authorized the issuance of 4,000,000 restricted shares of common stock to Mr. Zwebner under the Company's stock compensation plan. In exchange for waiving future consideration as Chairman of the Board of the Company, the restriction on these shares was removed. These shares were issued in January 2002.
4. Mr. Rosov became Chief Executive Officer on November 6, 1998. Mr. Rosov resigned as President and Chief Executive Officer on February 13, 2002.
5. As of December 31, 2001, the Company had advanced Mr. Rosov $40,467. Pursuant to his separation agreement, this amount has been forgiven.
6. In December 2001, the Board authorized the issuance of 3,000,000 restricted shares of common stock to Mr. Rosov under the Company's stock compensation plan. As part of his separation agreement with the Company, the restriction on these shares was removed. These shares were issued in January 2002.
7.       Mr. Snyder resigned as Chief Financial Officer on January 18, 2002.
8. As of December 31, 2001, the Company had advanced Mr. Snyder $26,000. Pursuant to his separation agreement, this amount has been forgiven.
9.       In December  2001,  the Board  authorized  the  issuance  of  3,000,000 restricted shares of common stock to Mr. Snyder under the Company's stock compensation plan. As part of his separation agreement with the Company, the restriction on these shares was removed. These shares were issued in January 2002.
10. Mr. Sanchez joined the company as Chief Technical Officer on June 1, 2000 and resigned from such position on January 22, 2002.
11. In December 2001, the Board authorized the issuance of 500,000 restricted shares of our common stock to Mr. Sanchez. The Board voted to cancel Mr. Sanchez's shares on December 18, 2002, which were then cancelled by the Company.
12. Mr. Silber resigned as an officer and director of the Company on February 28, 2003. 13. In June 2002, the Board authorized the issuance of 500,000 restricted shares of our common stock to Mr.
         Silber. Additionally, the Board granted Mr. Silber options to purchase 4,500,000 shares of our common stock. These options expired on March 1, 2003, upon Mr. Silber's resignation, as none of the options had vested

Stock Options

The Company granted the following options to the Company's Named Executive Officers during fiscal year 2002.

                      Number of    Percent of
                     Securities       Total
                     Underlying      Options  Exercise or   Expiration
Name               Options Granted   Granted  Base Price(1)    Date
---------------    ---------------   -------  -----------   -----------

Harley L. Rollins(2) 5,250,000         41%      $0.011     07/01/07
Andrew Silber(3)     4,500,000         35%      $0.011     07/01/07

--------

(1) The exercise price on the date of grant was equal to or above the fair market value on the date of grant.
(2) These options expired on June 30, 2003 due to shareholder rejection of management's request to increase the shares available for issuance under the employee stock option plan.
(3) These options expired on March 1, 2003, upon Mr. Silber's resignation, as none of the options had vested

Aggregated Option Exercises in Fiscal 2002 and Value of Options at End of Fiscal 2002
--------------------------------------------------------------------------------
There were no option exercises made by the Company's Named Executive Officers during 2002. The Company did not grant any stock appreciation rights during fiscal year 2002 and no such rights were outstanding as of the end of such fiscal year. The following tables set forth certain information with respect to the Company's Named Executive Officers concerning unexercised stock options held as of December 31, 2002.

Value of Options at end of Fiscal Year 2002:

                            Number of Unexercised               Value of Unexercised
                            Securities Underlying                   in-the-Money
                                 Options at                          Options at
                               Fiscal Year-End                    Fiscal Year-End($)
Name                     Exercisable     Unexercisable       Exercisable   Unexercisable
                      ---------------    -------------     --------------  -------------
Harley L. Rollins            --            5,250,000             --             --
Andrew T. Silber             --            4,500,000             --             --


Compliance with Section 16(a) of the Securities Exchange Act of 1934
--------------------------------------------------------------------

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock. Officers, directors and greater than ten percent stockholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, during the fiscal year ended December 31, 2002, Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

Certain Relationships and Related Transactions
----------------------------------------------

We engaged the services of Michael J. Zwebner, the former Chairman of the Board of Directors of the Company, under a consulting agreement with Overseas Communications, Ltd., an Israeli corporation ("Overseas"). Annual payments to Overseas under this agreement are $120,000. Mr. Zwebner owns 33% of its outstanding capital stock and is a director of Overseas. In 2001, we issued 2,482,759 shares of common stock to Overseas in satisfaction of $90,000 of our obligations under this agreement. As of December 31, 2001, no amounts were due to Overseas Communications under this consulting agreement. In January 2002, Mr. Zwebner agreed to waive future amounts due under the consulting agreement in exchange for release of restrictions on certain shares of Common Stock granted to Mr. Zwebner in December 2001.

From 1998 to 2001, we provided certain administrative, technical, operational support and loan advances totaling $715,950 to TV Telecommunications, Ltd., a United Kingdom corporation, Videocall of Canada, Inc., a Canadian corporation, Videocall Israel, Ltd., an Israeli corporation, and Videocall of Belgium, Ltd., a Belgian corporation. As of December 31, 2000, $386,396 of this amount had been reserved and at December 31, 2001, all balances due from these entities had been fully reserved and expensed. Accordingly, we recorded a charge of $373,295 in our results from operations for the year ending December 31, 2001.

During 2000, Eugene Rosov, a former director and President and Chief Executive Officer of the Company, exercised options to purchase 1,000,000 shares of our Common Stock by tendering notes issued by the Company in the amount of $436,406. During 2000, Clinton H. Snyder, a director and the former Chief Financial Officer of the Company, exercised options to purchase 750,000 shares of our common stock by tendering notes in the amount of $329,219. These notes accrued interest at an annual rate of 6%. These notes were included in our balance sheet as a reduction in Stockholders' Equity, under the category of "stock subscriptions receivable." In July 2001, the Company retroactively cancelled the issuance of these shares to Mr. Rosov and Mr. Snyder.

Sacramento Results, Inc. ("SRI"), a wholly owned subsidiary of the Company, entered into a lease agreement with Hard Disc Cafe, Inc., during November 2000, pursuant to which Hard Disc Cafe rented commercial space from SRI at its property in Sacramento, California. Messrs. Zwebner, Rosov and Snyder and Alexander Walker, Jr., a former director of the Company, are stockholders of Hard Disc Cafe, and Mr. Zwebner is a director and the President of Hard Disc Cafe. Under the terms of a settlement and separation agreement signed with Mr. Zwebner in June 2002, all unpaid rents due from Hard Disc Cafe were forgiven and a promissory note in the amount of $152,115 was signed and guaranteed by Mr. Zwebner in favor of the Company.

In December 2001, we completed the purchase of 405,516 shares of common stock of Yak Communications (USA) Inc., for a purchase price of $793,205 consisting of 8,241,600 shares of our common stock and conversion of $462,840 of debt. Following the consummation of this transaction, we owned approximately 10% of the outstanding capital stock of Yak Communications. Mr. Zwebner and Charles Zwebner, Mr. Zwebner's brother, are significant stockholders of Yak Communications.

In December 2001, the Board of Directors authorized the issuance of 4,000,000 shares of restricted Common Stock to Mr. Zwebner and 3,000,000 shares of restricted Common Stock to each of Mr. Rosov and Mr. Snyder. These shares were issued in January 2002. In connection with an employment agreement with Mr. Zwebner and separation agreements with Mr. Rosov and Mr. Snyder, the restrictions on the sale of these shares were removed during 2002. In connection with this transaction, the Company recorded a non-cash charge in the amount of $300,000 during 2001.

As of December 31, 2001, the Company had advanced a total of $26,000 to Mr. Snyder (including $6,000 in 2001), $40,467 to Mr. Rosov (including $6,050 in
2001), and $93,094 to Mr. Zwebner (including $15,562 in 2001). Pursuant to separation agreements with Mr. Snyder and Mr. Rosov, amounts advanced to them by the Company were forgiven. Accordingly, the Company has recorded an expense in the amount of $66,467 in its results from operations for the year ending December 31, 2001. Mr. Zwebner has agreed to repay amounts advanced by the Company on his behalf during 2002.

Information Concerning Certain Stockholders

The following table sets forth, as of June 19, 2002, the number and percentage of shares of Common Stock beneficially owned (as defined in Rule 13d-3 adopted under the Exchange Act) by (a) all persons known to the Company to own beneficially more than 5% of any class of voting security of the Company, (b) each of the Company's directors, (c) the Company's officers named in the Summary Compensation Table set forth herein and (d) all directors and executive officers of the Company as a group.

                                                                                     Common Stock
                                                                       -------------------------------------------
                                                                       Number                    Percentage
                                                                       of Shares                 of Shares
                                                                       Beneficially              Beneficially
Name and Address (1)                                                   Owned (2) (3)             Owned (2) (3)
----------------------------------------------                         ------------------        -----------------
Harley L. Rollins
   Chairman of the Board of Directors,
   President and Chief Executive Officer                               1,666,600 (4)              1.12%

Clinton H. Snyder, CPA
   Secretary and Director                                               2,800,000                 1.88%

Rodney W. Sturm
   Director                                                                350,000                0.23%

Joseph A. Guzman
   Director                                                                350,000                0.23%

All directors and executive officers as a
   Group (5 persons)                                                    5,166,600                 3.46%


(1) Unless otherwise indicated, each stockholder's address is the Company's principal executive offices.
(2) Percentage ownership is based on 148,725,141 shares of Common Stock outstanding as of June 19, 2002, plus any shares issuable pursuant to options or warrants held by the person or class in question which may be exercised within 60 days of June 19, 2002. Only those shares beneficially owned by the person holding such options are included in the outstanding shares for purposes of computing the percentage beneficially owned by that person; such shares are not deemed to be outstanding for purposes of computing any other person's percentage.
(3) Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in this table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name.
(4) Excludes 5,250,000 options which expired on June 30, 2003.


On June 28, 2002, the closing price per share of the Company's Common Stock on the Over-the-Counter Bulletin Board (trading symbol "TVCP.OB") was $.012

                     II. APPOINTMENT OF INDEPENDENT AUDITORS

The Company's independent auditors for the fiscal year ended December 31, 2002, were Kaufman Rossin & Co., P.A., Miami, Florida. The Board of Directors of the Company has recommended that Kaufman Rossin & Co., P.A. be reappointed to serve as independent auditors for the Company for the fiscal year ending December 31, 2003. The Board of Directors considers Kaufman Rossin & Co., P.A. to be eminently qualified. Kaufman Rossin & Co., P.A. have served as the Company's auditors since October 10, 2002.

Although it is not required to do so, the Board of Directors is submitting its selection of the Company's auditors for ratification at the Meeting, in order to ascertain the views of stockholders regarding such selection. If the selection is not ratified, the Board of Directors will reconsider its selection.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE SELECTION OF KAUFMAN ROSSIN & CO., P.A. TO EXAMINE THE FINANCIAL STATEMENTS OF THE COMPANY FOR THE COMPANY'S FISCAL YEAR ENDING DECEMBER 31, 2003. IT IS THE INTENTION OF THE PERSONS NAMED IN THE ACCOMPANYING FORM OF PROXY TO VOTE THE SHARES OF COMMON STOCK REPRESENTED THEREBY IN FAVOR OF SUCH RATIFICATION UNLESS OTHERWISE INSTRUCTED IN SUCH PROXY.

A representative of Kaufman Rossin & Co., P.A. will be present at the Meeting, with the opportunity to make a statement if such representative desires to do so, and will be available to respond to appropriate questions.

On October 10, 2002, Mayer Rispler & Company was dismissed from its role as the independent accountants of the Company. Mayer Rispler's reports on the Company's financial statements for prior years did not contain an adverse opinion, disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. Additionally, there are no disagreements between the Company and Mayer Rispler on any matters of accounting, disclosure or auditing.


Audit Fees
----------

The Company estimates that the aggregate fees billed by its independent auditors for professional services rendered in connection with (a) the audit of the Company's annual financial statements set forth in the Company's Form 10-KSB for the year ended December 31, 2002, and (b) the review of the Company's quarterly financial statements set forth in the Company's quarterly reports on Form 10-QSB for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002, were approximately $60,000.


     III. INCREASE IN THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE UNDER THE
                        1995 OPTION/STOCK ISSUANCE PLAN

On June 20, 2003, our Board adopted, subject to shareholder approval at the Annual Meeting, an amendment to the 1995 Stock Option/Stock Issuance Plan (the "Plan") that will increase the number of shares of Common Stock reserved for future issuance under the Plan by 15,000,000. The amendment to increase the share reserve is designed to assure that a sufficient reserve of Common Stock is available under the Plan to attract and retain the services of key individuals essential to the Company's long-term growth and success, and to more closely align their interests with those of the stockholders. The Plan became effective on November 9, 1995, upon adoption by the Board, and was subsequently approved by the stockholders on November 9, 1995. On March 28, 1997, the Board adopted amendments to the Plan which were subsequently approved by the stockholders on May 29, 1997. On August 20, 1998, the Board approved an amendment removing individual limits on amounts that may be granted under the Plan. On June 28, 2000, the Board adopted amendments to the Plan which were subsequently approved by the stockholders on July 27, 2000. The following is a summary of the principal features of the Plan. However, the summary does not purport to be a complete description of all the provisions of the Plan. Any stockholder of the Company who wishes to obtain a copy of the actual Plan document may do so upon written request to the Corporate Secretary at the Company's principal executive offices in Miami, Florida.

EQUITY INCENTIVE PROGRAMS

The Plan contains three separate equity incentive programs:
(i) a Discretionary Option Grant Program, (ii) a Stock Issuance Program, and
(iii) an Automatic Option Grant Program. The principal features of the Discretionary Option Grant Program and the Stock Issuance Program are described below. The Plan (other than the Automatic Option Grant Program) is administered by the Compensation Committee. The Compensation Committee acting in such administrative capacity (the "Plan Administrator") has complete discretion (subject to the provisions of the Plan) to authorize option grants and direct stock issuances under the Plan.

SHARE RESERVE

A total of 3,807,267 shares of Common Stock has been reserved for issuance over the term of the Plan. This proposal is intended to increase that number to 18,807,267 shares of Common Stock. The shares issuable under the Plan may be drawn from shares of the Company's authorized but unissued Common Stock or from shares of Common Stock reacquired by the Company, including shares purchased on the open market. Should an option expire or terminate for any reason prior to exercise in full, or be cancelled in accordance with the cancellation and re-grant provisions under the Plan, the shares subject to the portion of the option not so exercised or cancelled will also be available for subsequent issuance under the Plan. Unvested shares issued under the Plan and subsequently repurchased by the Company at the original option exercise or share issue price paid per share will be added back to the share reserve and will accordingly be available for subsequent issuance under the Plan.

In the event any change is made to the outstanding shares of Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change in corporate structure effected without the Company's receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the maximum number and/or class of securities for which any one person may be granted options, separately exercisable stock appreciation rights and direct stock issuances per calendar year, (iii) the number and/or class of securities for which option grants will subsequently be made under the Automatic Option Grant Program to each newly-elected or continuing non-employee Board member, and (iv) the number and/or class of securities and the exercise price per share in effect under each outstanding option.

ELIGIBILITY

Officers and other employees of the Company and its parent or subsidiary corporations, non-employee members of the Board or the board of directors of any parent or subsidiary corporation and consultants and other advisors in the service of the Company or its parent or subsidiary corporations will be eligible to participate in the Discretionary Option Grant and Stock Issuance Programs. Non-employee members of the Board will also be eligible to participate in the Automatic Option Grant Program.

VALUATION

The fair market value per share of Common Stock on any relevant date under the Plan will be the closing selling price per share on that date in the market in which the Common Stock is traded.


                       DISCRETIONARY OPTION GRANT PROGRAM

Options may be granted under the Discretionary Option Grant Program at an exercise price per share not less than 85% of the fair market value per share of Common Stock on the option grant date. No granted option will have a term in excess of ten years. The options will generally become exercisable in a series of installments over the optionee's period of service with the Company.

Upon cessation of service, the optionee will have a limited period of time in which to exercise his or her outstanding options for any shares in which the optionee is vested at that time. The Plan Administrator will have complete discretion to extend the period following the optionee's cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee's actual cessation of service.

The Plan Administrator is authorized to issue two types of stock appreciation rights in connection with option grants made under the Discretionary Option Grant Program:

Tandem stock appreciation rights provide the holders with the right to surrender their options for an appreciation distribution from the Company equal in amount to the excess of (a) the fair market value of the vested shares of Common Stock subject to the surrendered option over (b) the aggregate exercise price payable for such shares. Such appreciation distribution may, at the discretion of the Plan Administrator, be made in cash or in shares of Common Stock.

Limited stock appreciation rights may be provided to one or more officers or non-employee Board members of the Company as part of their option grants. Any option with such a limited stock appreciation right may be surrendered to the Company upon the successful completion of a hostile tender offer for more than 50% of the Company's outstanding Common Stock. In return for the surrendered option, the officer will be entitled to a cash distribution from the Company in an amount per surrendered option share equal to the excess of (a) the highest price paid per share of Common Stock paid in connection with the tender offer over (b) the exercise price payable for such share.

The shares of Common Stock acquired upon the exercise of one or more options may be unvested and subject to repurchase by the Company, at the original exercise price paid per share, if the optionee ceases service with the Company prior to vesting in those shares. The Plan Administrator will have complete discretion to establish the vesting schedule to be in effect for any such unvested shares and may at any time cancel the Company's outstanding repurchase rights with respect to those shares and thereby accelerate the vesting of those shares.

                             STOCK ISSUANCE PROGRAM

Shares may be sold under the Stock Issuance Program at a price per share not less than 85% of fair market value, payable in cash or check made payable to the Company. Shares may also be issued solely as a bonus for past services. The issued shares may either be immediately vested upon issuance or subject to a vesting schedule tied to the performance of service or the attainment of performance goals. The Plan Administrator will, however, have the discretionary authority at any time to accelerate the vesting of any and all unvested shares outstanding under the Option Plan.

                               GENERAL PROVISIONS
ACCELERATION
In the event that the Company is acquired by merger or asset sale, each outstanding option under the Discretionary Option Grant Program which is not to be assumed or replaced by the successor corporation will automatically accelerate in full, and all unvested shares under the Discretionary Option Grant and Stock Issuance Programs will immediately vest, except to the extent the Company's repurchase rights with respect to those shares are to be assigned to the successor corporation. Any options assumed in connection with such acquisition will accelerate in full, and any unvested shares which do not vest at the time of such acquisition will vest in full, in the event the individual's service with the successor entity is terminated within 12 months following the acquisition. In connection with a change in control of the Company (whether by successful tender offer for more than 50% of the outstanding Common Stock or by contest for the election of Board members), the Plan Administrator will have the discretionary authority to provide for automatic acceleration of outstanding options under the Discretionary Option Grant Program and the automatic vesting of all unvested shares outstanding under the Discretionary Option Grant and Stock Issuance Programs, with such acceleration or vesting to occur either at the time of such change in control or upon the subsequent termination of the individual's service.

The acceleration of vesting upon a change in the ownership or control of the Company may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of the Company.

FINANCIAL ASSISTANCE

The Plan Administrator may institute a loan program to assist one or more participants in financing the exercise of outstanding options or the purchase of shares under the Discretionary Option Grant and Stock Issuance Programs. The Plan Administrator will have complete discretion to determine the terms of any such financial assistance. However, the maximum amount of financing provided any individual may not exceed the cash consideration payable for the issued shares plus all applicable taxes. Any such financing may be subject to forgiveness in whole or in part, at the discretion of the Plan Administrator, over the participant's period of service.

SPECIAL TAX ELECTION
The Plan Administrator may provide one or more holders of options or unvested shares with the right to have the Company withhold a portion of the shares otherwise issuable to such individuals in satisfaction of the tax liability incurred by such individuals in connection with the exercise of those options or the vesting of those shares. Alternatively, the Plan Administrator may allow such individuals to deliver previously acquired shares of Common Stock in payment of such tax liability.

STOCK AWARDS AND NEW PLAN BENEFITS

During 2001, the Committee did not grant any stock options. The Committee has not approved any grants that require shareholder approval under the Plan, as amended. The Company cannot currently determine the number of stock options or the type of stock options that may be granted to eligible participants under the Plan, as amended, in the future. Such determinations will be made from time to time by the Plan Administrator.

AMENDMENT AND TERMINATION

The Board may amend or modify the Plan in any or all respects whatsoever, subject to any stockholder approval required under applicable law or regulation. The Board may terminate the Option Plan at any time, and the Plan will in all events terminate on October 31, 2005.

OPTION GRANTS

Options granted under the Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as follows:

Incentive Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of a taxable disposition. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares for more than two years after the option grant date and more than one year after the exercise date. If either of these two holding periods is not satisfied, then a disqualifying disposition will result.

If the optionee makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. In no other instance will the Company be allowed a deduction with respect to the optionee's disposition of the purchased shares.

Non-Statutory Options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income. If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase by the Company in the event of the optionee's termination of service prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when the Company's repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over
(ii) the exercise price paid for the shares. The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (x) the fair market value of the purchased shares on the exercise date over (y) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the optionee.

STOCK APPRECIATION RIGHTS

An optionee who is granted a stock appreciation right will recognize ordinary income in the year of exercise equal to the amount of the appreciation distribution. The Company will be entitled to an income tax deduction equal to such distribution for the taxable year in which the ordinary income is recognized by the optionee.

DIRECT STOCK ISSUANCE

The tax principles  applicable to direct stock  issuances under the Plan will be
substantially   the  same  as  those   summarized  above  for  the  exercise  of
non-statutory option grants.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

The Company anticipates that any compensation deemed paid by it in connection with disqualifying dispositions of incentive stock option shares or exercises of non-statutory options granted with exercise prices equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation for purposes of Internal Revenue Code Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company. Accordingly, all compensation deemed paid with respect to those options will remain deductible by the Company without limitation under Internal Revenue Code Section 162(m).

                              STOCKHOLDER APPROVAL
The affirmative vote of a majority of the outstanding voting shares of the Company present or represented and entitled to vote at the Annual Meeting is required for approval of the amendment to the Plan. Should such stockholder approval not be obtained, then any options granted on the basis of the 15,000,000 share increase which forms part of this Proposal II will terminate without becoming exercisable for any of the shares of Common Stock subject to those options, and no further options will be granted on the basis of such share increase. The Plan will, however, continue to remain in effect, and option grants and stock issuances may continue to be made pursuant to the provisions of the Plan prior to the amendment until the available reserve of Common Stock under the Plan as last approved by the stockholders is issued.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE AMENDMENT TO THE PLAN.

                  IV. APPROVAL OF AN AMENDMENT TO THE AMENDED
                     AND RESTATED ARTICLES OF INCORPORATION

The Company's Board of Directors has unanimously approved, subject to stockholder approval, an amendment to the Company's Amended and Restated
Articles of incorporation that will change the name of the Company from Talk Visual Corporation to TVC Telecom. The Board is now seeking stockholder approval for this name change. The Board believes that the new name will maintain the corporate recognition and branding already developed by the Company while simplifying the Company's name and brand image and assisting management's marketing efforts. To accomplish the name change, the Board of Directors proposes that Article I of the current Amended and Restated Articles of incorporation be amended to read as follows:

     "The name of the corporation is TVC Telecom."

If the amendment to the Company's Amended and Restated Articles of incorporation is approved, the corporate name change will become effective upon our filing of a certificate of amendment with the Nevada Secretary of State, which filing will be made promptly after the Annual Meeting.

                              STOCKHOLDER APPROVAL

The affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock is required for approval of the amendment to the Amended and Restated Articles of incorporation to change the Company's name to TVC TELECOM.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED ARTICLES OF INCORPORATION.

                                V. OTHER MATTERS

The Board of Directors of the Company does not know of any other matters which may be brought before the Meeting. However, if any such other matters are properly presented for action, it is the intention of the persons named in the accompanying form of Proxy to vote the shares represented thereby in accordance with their judgment on such matters.

                                VI. MISCELLANEOUS

If the accompanying form of Proxy is executed and returned, the shares of Common Stock represented thereby will be voted in accordance with the terms of the Proxy, unless the Proxy is revoked. If no directions are indicated in such Proxy, the shares represented thereby will be voted IN FAVOR of the nominees proposed by the Board of Directors in the election of directors, FOR the ratification of the Board of Directors' selection of independent auditors for the Company, FOR the increase in the number of shares of common stock available for issuance under the Company's 1995 Stock Option/Stock Issuance Plan and FOR the amendment to the Company's Articles of Incorporation to change the name of the Corporation to TVC Telecom.

All costs relating to the solicitation of Proxies will be borne by the Company. Proxies may be solicited by officers, directors and regular employees of the Company personally, by mail or by telephone or telegraph, and the Company may pay brokers and other persons holding shares of stock in their names or those of their nominees for their reasonable expenses in sending soliciting material to their principals.

It is important that Proxies be returned promptly. Stockholders who do not expect to attend the Meeting in person are urged to mark, sign and date the accompanying form of Proxy and mail it in the enclosed return envelope, which requires no postage if mailed in the United States, so that their votes can be recorded.

Stockholder Proposals
---------------------

Stockholder proposals intended to be presented at the 2004 Annual Meeting of Stockholders of the Company must be received by the Company by March 14, 2004 in order to be considered for inclusion in the Company's Proxy Statement relating to such Meeting. In the event that a stockholder fails to notify the Company by May 26, 2004 of an intent to be present at the Company's 2004 Annual Meeting of Stockholders in order to present a proposal for a vote, the Company will have the right to exercise its discretionary authority to vote against the proposal, if presented, without including any information about the proposal in its proxy materials.

Annual Report on Form 10-KSB
----------------------------

A copy of the Company's Annual Report on Form 10-KSB, including the financial statements and financial statement schedules for the fiscal year ended December 31, 2002, which has been filed with the Securities and Exchange Commission, is being included with the mailing of this Proxy Statement.



Directors' Approval
-------------------

The contents of this proxy statement have been approved and its mailing has been authorized by the Board of Directors of the Company.


                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Clinton H. Snyder, Secretary
                                          ----------------------------------

Miami, Florida
June 30, 2003

                             TALK VISUAL CORPORATION

           PROXY -- Annual Meeting of Stockholders -- August 13, 2003

         The undersigned, a stockholder of TALK VISUAL CORPORATION, does hereby appoint HARLEY L. ROLLINS and CLINTON H. SNYDER, or either of them, his proxies, with full power of substitution or resubstitution, to appear and vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on Wednesday, August 13, 2003, at 10:00 A.M., local time, or at any adjournment thereof, upon such matters as may properly come before the meeting.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby instructs said proxies or their substitutes to vote as specified below on each of the following matters and in accordance with their judgment on any other matters which may properly come before the Meeting.

1.  Election of Directors,  FOR all nominees listed below  [ ]
                            (except as marked to the contrary below)

                            WITHHOLD AUTHORITY [ ]
                            to vote for all nominees listed below

                       Harley L. Rollins, Rodney W. Sturm,
                     Clinton H. Snyder and Joseph A. Guzman,

(INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name in the space provided below.)

2. Ratification of appointment of Kaufman Rossin & Co., P.A. as independent auditors for the fiscal year ending December 31, 2003.
    FOR [ ]      AGAINST [ ]     ABSTAIN [ ]

3. Proposal for an amendment to the Company's 1995 Stock Option/Stock Issuance Plan to increase the number of common shares available for issuance by an additional 15,000,000 shares.
    FOR [ ]      AGAINST [ ]     ABSTAIN [ ]

4. Proposal for an amendment to the Company's Amended and Restated Articles of Incorporation that will change the name of the Company from Talk Visual Corporation to TVC Telecom.
    FOR [ ]      AGAINST [ ]     ABSTAIN [ ]



    The Board of Directors favors a vote "FOR" each item.

                             (Continued and to be completed on the Reverse Side)

(Continued From Other Side)

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED THEY WILL BE VOTED IN FAVOR OF THE ITEM(S) FOR WHICH NO DIRECTION IS INDICATED.

IMPORTANT: Before returning this Proxy, please sign your name or names on the line(s) below exactly as shown thereon. Executors, administrators, trustees, guardians or corporate officers should indicate their full titles when signing. Where shares are registered in the name of joint tenants or trustees, each joint tenant or trustee should sign.


                     Dated:_________________________________________, 2003


                     ________________________________________________(L.S.)


                     ________________________________________________(L.S.)
                                         Stockholder(s) Sign Here


 PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY. YOU MAY FAX IT TO 305-572-0586.